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                                                                                                                        EXHIBIT 12.1




                                               IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

                                          Computation of Ratio of Earnings to Fixed Charges

                                                (Dollars in thousands, except ratios)


                                                                                          Three Months         Six Months
                                                     Year Ended December 31,                  Ended              Ended
Earnings to Fixed Charges:              1995      1996      1997      1998      1999      Mar. 31, 2000      Jun. 30, 2000
                                        ----      ----      ----      ----      ----      -------------      -------------
Income (loss) before taxes on income:   22,539    54,267    56,494    52,765    39,758       14,625              22,994

Adjustments:
       Fixed Charges                    40,492    37,922    35,409    33,169    30,621        7,480              14,752
                                        ------    ------    ------    ------    ------       ------              ------

Earnings before taxes and fixed
       charges as adjusted              63,031    92,189    91,903    85,934    70,379       22,105              37,746

Fixed Charges:
       Interest incurred                40,482    37,922    35,409    33,169    30,621        7,480              14,752
       Interest Portion of Rent
         Expense                             -         -         -         -         -            -                   -
                                        ------    ------    ------    ------    ------       ------              ------
       Total Fixed Charges              40,492    37,922    35,409    33,169    30,621        7,480              14,752

Excess of earnings over fixed charges     1.56      2.43      2.60      2.59      2.30         2.96                2.56
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